Exhibit 3.24

RESTATED CERTIFICATE OF INCORPORATION

OF

STS BIOPOLYMERS, INC.

Under Section 807 of the

Business Corporation Law

The undersigned, being respectively the President and Secretary of STS Biopolymers, Inc., in accordance with Section 807 of the Business Corporation Law, do hereby certify:

A. The name of the corporation is STS Biopolymers, Inc.

B. The date the certificate of incorporation was filed by the Department of State is November 19, 1990.

C. The certificate of incorporation, as amended heretofore, is hereby further amended to change the par value of shares of capital stock; create shares of Series A Preferred Stock; set out the relative rights, preferences and limitations of shares of Series A Preferred Stock, and eliminate the preemptive rights of holders of shares of capital stock.

D. The text of the certificate of incorporation, as amended heretofore, is hereby restated as further amended to read in full as herein set forth:

CERTIFICATE OF INCORPORATION

OF

STS BIOPOLYMERS, INC.

Under Section 402 of the

Business Corporation Law

1. The name of the corporation is STS BIOPOLYMERS, INC.

2. The purposes for which the corporation is to be formed are to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the corporation is not formed to, nor will it engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3. The office of the Corporation shall be located in the County of Monroe, State of New York.

4. (a) Classes of Stock. The total number of shares which the corporation is authorized to issue is Twelve million (12,000,000) shares. Ten million (10,000,000) shares shall be Common Stock with a par value of one tenth of one cent ($0.001) per share and two million (2,000,000) shares shall be Preferred Stock with a par value of one tenth of one cent ($.001) per share.

(b) Rights, Preferences and Limitations of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of one million (1,000,000) shares, are as set forth below in this Article 4(b). Except as to the Series A Preferred Stock, and except as otherwise provided in this Certificate of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon such additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof. The Board of Directors is also authorized to decrease the number of shares of any series, excluding the Series A Preferred Stock, subsequent to the issue of that series, but such number of shares shall not decrease below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(1) Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation at the rate of seven percent (7%) of the Original Series A Purchase Price (as hereafter defined) per share of Series A Preferred Stock per annum, whenever funds are legally available therefore payable annually, when as and if declared by the Board of Directors

Such dividends shall be cumulative. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefore and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payments will be made pro rata among the holders of such shares.

(2) Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary: the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the corporation, for each share of the Series A Preferred Stock then held by them, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to one and 64/100 dollars ($1.64) (the “Original Series A Issue Price”) plus any accrued but unpaid dividends on each share (the “Preference Amount”). If upon the occurrence of such event, the assets and funds thus distributable among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the respective sums which would be payable on such distribution if all sums payable were discharged in full.

(b) After the distributions described in subsection (a) above have been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Common Stock, pro rata, based on the number of shares of Common Stock held by each.

(c) A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of (a “Change of Control Transaction”), shall, insofar as such Change of Control Transaction is with a person other than H. B. Fuller Company (the “Original Series A Purchaser”), be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2. If any Change of Control transaction, the holders of the Series A Preferred Stock may convert their Series A Preferred Stock into Common Stock (pursuant to the terms of Section 3 hereof) in lieu of receiving the Preference Amount. In the event of a Change of Control Transaction involving the Original Series A Purchaser, then the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock by reason of their ownership thereof, an amount per share equal only to the Original Series A Issue Price.

(d) In the event the corporation shall propose to take any action described in paragraphs (a) or (c) above, the Corporation shall within ten (10) days after the date the Board approves such action, or twenty (20) days prior to any shareholder’s meeting called to approve such action, whichever is earlier, give each holder of shares of Series A Preferred Stock and Common Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and condittions of such proposed action, including a description of the type and amount of stock, cash and property to be received by the holders of shares of Series A Preferred Stock and Common Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock and Common Stock of such material change.

(e) The corporation shall not consummate any action described in paragraphs (a) or (c) above prior to the expiration of thirty (30) days after the mailing of the initial notice referred to in paragraph (d) above or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such thirty (30) day or ten (10) day period may be shortened upon the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock.

(3) Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”).

(a) Right to Convert.

(i) Subject to subsection 3(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price at the time in effect for such series. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Prices for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 3 (c)

(ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such series immediately (1) on the date specified by vote or written consent or agreement of holders of more than fifty percent (50%) of the then outstanding shares of the Series A Preferred Stock or (ii) of upon the consummation of the corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act of 1933 as amended, (other than a registration relating solely to a transaction under Rule 145 under such act (or any successor thereofto) or to an employee benefit plan of the corporation) which results in aggregate cash proceeds to this corporation equal to or thein excess of fifteen million dollars ($15,000,000) and the public offering price of which was not less than five dollars ($5.00) per share (adjusted to reflect subsequent stock stock dividends, stock splits or recapitalizations)

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1993, the conversion may, at the option of any holder rendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(1) (A) If the corporation shall issue any Additional Stock (as defined below) without consideration or for per share consideration less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received for such Additional Stock would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Series A Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance.

(B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward Except to the limited extent provided for in subsections 3(c)(i)(E)(3) and 3(c)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the event Common Stock is issued for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the event the Common Stock is issued for a consideration which in whole or in part is other than cash, the non-cash consideration shall be deemed to have the fair value thereof determined by the Board of Directors, irrespective of any distinct accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

1. The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

3. In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provision, thereof, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

5. The number of shares of Common Stock deemed issued and the consideration deemed paid therefore pursuant to subsection 3(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(c)(i)(E)(3) or (4).

(ii) “Additional Stock” with respect to the Series A Preferred Stock shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the Series A Purchase Date other than shares described in subparagraphs (A), (B), (C), and (D) below:

(A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof.

(B) shares of Common Stock issuable or issued to employees of this corporation directly or pursuant to a stock option plan, restricted stock plan or similar plan approved by the shareholders and/or Board of Directors of this corporation at any time when the total number of shares of Common Stock so issuable or issued, including those to be issued or made issuable at such time (and not repurchased at cost by the corporation in connection with the termination of employment) does not exceed one million, seven hundred sixty one thousand (1,761,000).

(C) Common Stock issued upon conversion of Preferred Stock.

(D) Shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) upon exercise of warrants or options or the conversion of any convertible debt instrument, to the extent such warrants, options or debt instruments were issued prior to the Series A Purchase Date.

(iii) In the event the corporation should at any time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares of Common Stock determined in accordance with subsection 3(c)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Series A Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(d) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time there shall be a recaptilization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the corporation or otherwise, which a holder of Common Stock deliverable upon conversion would have been entitled to on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order in protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, provided that the corporation shall pay in cash to any holder of Series A Preferred Stock who would otherwise receive such a fractional share an amount equal to such fraction multiplied by the Conversion Price in effect for the Series A Preferred Stock being converted. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder at the time is converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment is based. This corporation shall, upon the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which would be received upon the conversion of a share of Series A Preferred Stock at that time.

(h) Notices of Record Date. In the event this corporation takes record of the holders of any class of securities for the purpose of determining which holders are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, property, or other right, this corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. Solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, this corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

(j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(4) Redemption.

(a) The corporation shall redeem, at the option of the holders of Series A Preferred Stock on July 1 of each year, commencing July 1, 2006 and continuing through July 1,

2011 (each a “Series A Redemption Date”), that number of shares specified by any holder that requests redemption in a written request made at least ninety (90) days prior to any Series A Redemption Date. The corporation shall effect such redemption as to any shares for which a holder requests redemption by paying in cash in exchange for the shares of Series A Preferred Stock submitted for redemption a sum per share equal to the greater of: (i) the Preference Amount, or (ii) an amount equal to six (6) times the average of the corporation’s EBITDA for the two (2) most recently completed fiscal years, divided by the total number of issued and outstanding shares of Common Stock of the corporation (including shares of Common Stock then issuable upon conversion of shares of Series A Preferred Stock), plus all declared or accrued but unpaid dividends on such shares (the “Redemption Price”) EBITDA shall mean earnings before interest, taxes, depreciation and amortization as reflected in the corporation’s audited financial statements for the relevant period, and calculated in accordance with generally accepted accounting principles. The number of shares of Series A Preferred Stock that the corporation shall be obligated to redeem on any Series A Redemption Date shall be limited to the number of shares that may be redeemed with an amount equal to twenty five percent (25%) of the corporation’s Excess Cash Flow, as reflected in the audited financial statements of the corporation for the fiscal year preceding the Series A Redemption Date. Excess Cash Flow, for these purposes shall be net income, plus depreciation and amortization, plus the proceeds of any issuance of subordinated debt or equity for the fiscal year, all as reflected in the audited financial statements of the corporation for the preceding fiscal year. To the extent that, as a result of the limitations described above, the corporation does not redeem all of the shares requested to be redeemed by the holders thereof, the redemption effected on such Series A Redemption Date shall be made on a pro rata basis among the requesting holders of Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

(b) At least fifteen (15) days prior to any Series A Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of Series A Preferred Stock who has submitted a written request for redemption on such Series A Redemption Date, at the address last shown on the records of the corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the palce at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place indicated, the certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). In the event that less than all of the shares of a holder are being redeemed, the Redemption Notice shall set forth the manner in which the amount of shares to be redeemed was calculated. Except as provided in Section 4(c) below, on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event that less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for the redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock which the corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed.

(d) No other Preferred Stock or Common Stock, except Common Stock issuable upon the exercise of warrants outstanding as of the Series A Purchase Date, shall be redeemed by the corporation except upon the approval of a majority of the Board of Directors of the corporation, including the Series A Director (as defined below), other than repurchases of Common Stock from terminated employees of the corporation, as approved by the Board of Directors, including the Series A Director.

(5) Voting Rights, Directors.

(a) The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the by-laws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

(b) The Board of Directors shall consist of not less than five (5) not more than nine (9) members, the precise number to be established from time to time by the Board of Directors (the “Permitted Range”). The holders of Series A Preferred Stock, voting together as a class, shall be entitled to elect one (1) board member (the “Series A Director”) and the holders of Common Stock, as a class, shall be entitled to elect the remaining directors.

(c) So long as any shares of Series A Preferred Stock remain outstanding, (i) in the event of a failure of the corporation to redeem shares of the Series A Preferred Stock as required by section 4 hereof, (ii) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the corporation shall commence a voluntary case or proceeding, consent to the entry of an order for relief against it in an involuntary case, consent to the appointment of a trustee, receiver, assignee, liquidator or similar official, make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts as they become due or (iii) upon the occurrence and continuance of any breach by the corporation of any covenant contained in the Stock Purchase Agreement between the corporation and H. B. Fuller Company, provided that it has received written notice of such alleged breach and has been afforded not less than thirty (30)

days to cure the breach ((i), (ii), and (iii) each an “Event of Default”), then the holders of Series A Preferred Stock shall (immediately upon the giving of written notice to the corporation by the holders of a majority of the then outstanding shares of Series A Preferred Stock), voting together as a single class, be entitled to elect the smallest number of directors of the corporation, that shall constitute a majority of the authorized number of directors of the corporation and the holders of Common Stock shall be entitled to elect the remaining members of the board of directors. Upon the election by the holders of Series A Preferred Stock, voting together as a single class, of the directors they are entitled to elect as hereinabove provided, the terms of office of all persons who were theretofore directors of the corporation shall forthwith terminate, whether or not the holders of Common Stock shall then have elected the remaining directors of the corporation. If, after the election of a new board of directors the Event of Default is cured, then the holders of the Series A Preferred Stock shall be divested of the special voting rights specified herein. However, the special voting rights of this section shall again accrue to the holders of the shares of Series A Preferred Stock in case of any later occurrence of an Event of Default. Upon termination of any such special voting rights as hereinabove provided, the board of directors shall promptly call a special meeting of the stockholders at which all directors will be elected, and the terms of office of all persons who are then directors of the corporation shall terminate immediately upon the election of their successors.

(6) Protective Provisions. So long as at least 548,397 shares of Series A Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock (voting in accordance with Section 5 above)

(a) sell, license convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the holders of Series A Preferred Stock; or

(c) increase or decrease the authorized number of shares of Series A Preferred Stock; or

(d) create any new class or series of stock or any other securities of the corporation convertible into equity securities of the corporation (i) having rights, preferences, or privileges senior to, or on a parity with the Series A Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6; or

(e) authorize a payment of a dividend for any class of capital stock; or

(f) results in the redemption of any shares of Common Stock (other than isolated repurchases from terminated employees); or

(g) change the authorized number of directors constituting the entire board of directors of the Corporation outside the Permitted Range (as that term is herein defined); or

(h) results in the liquidation, dissolution or winding up of the corporation; or

(i) causes the corporation to change its business as described in its business plan; or

(j) causes the corporation to incur any material obligation or any third party debt (outside of borrowing in the ordinary course pursuant to the corporation’s lines of credit) in an amount in excess of the greater of : (1) $500, 000; or (2) ten percent (10%) of the corporation’s shareholder’s equity, as reflected in its most recently prepared balance sheet, prepared in the ordinary course.

(7) Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 3 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation, and the Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation’s authorized capital stock.

(b) Common Stock.

(i) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(ii) Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Paragraph (b) of this Article 4 hereof.

(iii) Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(iv) Preemptive Rights. No holder of the shares of any class of the corporation shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the corporation or of any stock to be issued by reason of any increase in the authorised capital stock of the corporation or the number of its shares, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation or of any stock of the corporation purchased by it or its nominees.

4. No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; that the director personally gained a profit or advantage to which the director was not entitled; or that the director’s acts violated Section 719 of the New York Business Corporation Law.

5. The Secretary of State is hereby designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him is 336 Summit Point Drive, Henrietta, New York 14467.

E. The foregoing amendments and restatement of the certificates of incorporation provide for a change of issued and unissued shares. The number of shares issued is 5,765,949 shares of Common Stock, par value $.01 per share. The 5,765,949 shares of Common Stock, par value $.01 per share are changed into 5,765,949 shares of Common Stock, par value $.001 per share. The number of unissued shares was 4,234,051 shares of Common Stock, par value $.001 per share and they were changed into 4,234,051 shares of ComonCommon Stock, par value $.001 per share. The terms of the change are that every issued and unissued share with a par value of $.01 per share will wbe changed into one share with a par value of $.001 per share. The foregoing amendments and restatement also call for the creation of 2,000,000 shares of Series Preferred Stock, par value $.001 per share.

F. The foregoing amendments and restatement of the certificate of incorporation were authoriszed by vote of the Board of Directors of the Corporation, followed by vote of the holders of a majority of all oustandingoutstanding shares of the corporation entitled to vote thereon at a meeting of shareholders duly held. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

IN WITNESS WHEREOF, the undersigned have executed this certificate and affirm the truth of the statements herein set forth under penalty of perjury this 5th day of July, 2001.

/s/ Richard D. Richmond
Richard D. Richmond, President

/s/ Richard Whitbourne
Richard Whitbourne, Secretary

Certificate of Merger

of

Semillon Acquisition Corp.

and

STS Biopolymers, Inc.

into

STS Biopolymers, Inc.

(Pursuant to Section 904 of the Business Corporation Law)

We, the undersigned, being respectively the vice president and treasurer of Semillon Acquisition Corp. and the chief executive officer of STS Biopolymers. Inc., certify:

The Plan of Merger was adopted by the board of directors of each constituent corporation.

1. The name of each constituent corporation is as follows: Semillon Acquisition Corp. and STS Biopolymers, Inc. The name of the surviving corporation is STS Bioploymers, Inc.

2. The number of outstanding shares of Semillon Acquisition Corp. is 200 shares of Common Stock at a par value of $0.01 each, all of which are entitled to vote. The number of outstanding shares of STS Bioploymers. Inc. is 6,945,974 shares of Common shares of at a par value of $0.001 each, all of which are entitled to vote.

3. Paragraph 4 of the certificate of incorporation of the surviving corporation, with respect to authorized shares, shall be amended to read in its entirety as follows:

4. The aggregate number of shares which the corporation shall have authority to issue is two hundred (200), all of which are of a par value of $0.01 each and classified as Common shares.

The remaining paragraphs of the certificate of incorporation of the surviving corporation with respect to director liability and the address to which service of process shall be forwarded are hereby deleted and new Paragraphs 5 through 9 of the certificate of incorporation of the surviving corporation shall be added to provide new provisions relating to the foregoing matters as well as new provisions relating to the elimination of preemptive rights, indemnification and the duration of the corporation and shall read as follows:

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5. No holder of any of the shares of the corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Certificate of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the corporation any shares of any class or classes.

6. The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served and the post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, NY 10001.

7. The corporation shall, to the fullest extent legally permissible under the provisions of Article 7 of the Business Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

8. The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Business Corporation Law, as the same may be supplemented and amended.

9. The period of duration of the corporation shall be perpetual.

4. The certificate of incorporation of Semillon Acquisition Corp. was filed by the Department of State on November 7, 2003. The certificate of incorporation of STS Biopolymers, Inc. was filed by the Department of State on November 19, 1990.

5. The merger was authorized by the written consent of the holders of all outstanding shares of Semillon Acquisition Corp. entitled to vote thereon. The merger was authorized at a

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special meeting of the shareholders of STS Biopolymers, Inc. by the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon.

6. The merger shall be effective on the date of filing of this Certificate of Merger.

IN WITNESS WHEREOF, We have subscribed this document on the date set forth below.

Executed on this 3rd day of December, 2003

SEMILLON ACQUISITION CORP.

By:	/s/ David Hall
Name:	David Hall
Title:	Vice President and Treasurer

STS BIOPOLYMERS, INC.

By:	/s/ Richard D. Richmond
Name:	Richard D. Richmond
Title:	Chief Executive Officer

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CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

STS BIOPOLYMERS, INC.

(Pursuant to Section 805 of the Business Corporation Law)

It is hereby certified that:

A. The name of the corporation is STS BIOPOLYMERS, INC. (the “Corporation”).

B. The certificate of incorporation of the Corporation was filed by the Department of State on November 19, 1990.

C. The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is:

to change the name of the Corporation from STS Biopolymers, Inc. to Angiotech BioCoatings Corp.

D. To accomplish the foregoing amendment, Article 1 of the certificate of incorporation of the Corporation, relating to the name of the Corporation, is hereby amended in its entirety to read as follows

1. The name of the corporation is ANGIOTECH BIOCOATINGS CORP.

E. The foregoing amendment of the certificate of incorporation of the corporation was authorized by the consent in writing of the sole member of the Board of Directors of the corporation followed by the written consent of the sole holder of all of the outstanding shares of the corporation entitled to vote on the said amendment of the certificate of incorporation.

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IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Executed on this 21st day of October, 2004.

/s/ William L. Hunter
William L. Hunter, President and Chief Executive Officer

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